EXHIBIT 99.1

CENTURY ALUMINUM COMPANY
2025 INCENTIVE PLAN

Article 1
Establishment, Purpose, and Duration

1.1            Establishment. Century Aluminum Company, a Delaware corporation, establishes this incentive compensation plan known as the Century Aluminum Company 2025 Incentive Plan (this “Plan”).

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan will become effective upon initial stockholder approval on June 16, 2025 (the “Effective Date”). This Plan shall remain in effect as provided in Section 1.3. Upon approval of this Plan, no additional awards shall be granted under the Amended and Restated Stock Incentive Plan (as adopted on June 3, 2019) (the “Prior Plan”), but all awards previously granted under the Prior Plan shall remain outstanding in accordance with their terms.

1.2            Purpose of this Plan. The purpose of this Plan is to provide incentives linked to value creation for stockholders of the Company and the achievement of certain long-term strategic and financial goals through a variety of equity-based and cash Awards designed to attract, retain and motivate the best available Employees and non-employee Directors. A further purpose of this Plan is to provide opportunities for those individuals to acquire and maintain ownership of Shares, thereby strengthening their concern for the welfare of the Company and its stockholders.

1.3            Duration of this Plan. Unless sooner terminated as provided herein or extended, this Plan shall terminate on the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, no ISO may be granted more than ten (10) years after the earlier of approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code). After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2
Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

(a)            “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and either is (i) wholly owned by the Company through stock or equity ownership or otherwise, or (ii) designated as an Affiliate for purposes of this Plan by the Committee.

(b)            “Applicable Laws” means the legal requirements relating to the administration of equity plans or the issuance of share capital by a company, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under this Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

(c)            “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan and the applicable Award Agreement.

(d)            “Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(e)            “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(f)            “Board” or “Board of Directors” means the Board of Directors of the Company.

(g)            “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

(h)            “Cause” shall have the meaning set forth in the applicable Award Agreement and, in the absence of such definition in the applicable Award Agreement, the determination of whether a Participant’s employment was terminated for Cause shall be made based upon the terms of an Other Agreement or Executive Severance Plan as applicable to the Participant which defines “Cause” (or words of similar meaning).

(i)            “Change in Control” unless otherwise specified in an Award Agreement or an Other Agreement, a “Change in Control” of the Company shall be deemed to have occurred if, as the result of a single transaction or series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

(i)            Any Person (other than a Permitted Person or Glencore) becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, except that the term “Person” shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (the entities identified in clauses (i) through (iv) the “Permitted Persons” and each a “Permitted Person”;

(ii)            Glencore becomes the Beneficial Owner, directly or indirectly, of all the issued and outstanding voting securities of the Company;

(iii)            Incumbent Directors at the beginning of any 12-month period cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board of Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the award date; (B) are appointed by or on behalf of Glencore; or (C) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority vote of the Incumbent Directors at the time of such election or nomination (but shall not include any individual whose election or nomination is in connection with an actual or threatened election contest by any Person, including but not limited to a consent solicitation, relating to the election of directors to the Board of Directors);

(iv)            The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)             The consummation of (A) a reorganization, merger or consolidation, or sale or disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries to any Person or (B) the acquisition of assets or stock of another Person in exchange for voting securities of the Company (each of (A) and (B) a “Business Combination”), in each case, other than a Business Combination (x) with a Permitted Person or (y) pursuant to which, at least fifty percent (50%) of the combined voting power of the voting securities of the entity resulting from such Business Combination are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; provided that, any Business Combination with Glencore shall not constitute a Change in Control unless, as a result of such Business Combination, Glencore (x) owns, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries or (Y) Beneficially Owns, directly or indirectly, all of the issued and outstanding voting securities of the Company.

Notwithstanding the foregoing, if the payment of an amount under an award constitutes the payment of deferred compensation subject to Section 409A of the Code and the time or form of such payment is changed due to a Change in Control, such change in the time or form of payment shall not occur unless the event constituting the Change in Control is also a "change in control event" within the meaning of Code Section 409A and the regulations promulgated thereunder.

(j)            “Change in Control Protection Period” means (i) the 24-month period beginning on the date any Change in Control occurs and (ii) the 6-month period prior to a Change in Control, if the Participant’s termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.

(k)            “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

(l)            “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer all or a portion of this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Board may take any action under this Plan that would otherwise be the responsibility of the Committee.

(m)            “Company” means Century Aluminum Company, a Delaware corporation, and any successor thereto as provided in Article 20.

(n)            “Director” means any individual who is a member of the Board of Directors of the Company.

(o)            “Disability” shall have the meaning set forth in the applicable Award Agreement and, in the absence of such definition in the applicable Award Agreement, the term shall have meaning as set forth in an Other Agreement or Executive Severance Plan as applicable to the Participant which defines “Disability” (or words of similar meaning).

(p)            “Effective Date” has the meaning set forth in Section 1.1.

(q)            “Employee” means any salaried individual who performs services for and is designated as an employee of the Company, Affiliate and/or Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate and/or Subsidiary during such period.

(r)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(s)            “Executive Severance Plan” means the Amended and Restated Executive Severance Plan as may be further amended and as in effect from time to time.

(t)            “Fair Market Value” or “FMV” means the average of the high and low sales price of a Share on the New York Stock Exchange, Inc. composite tape (or if Shares are not then traded on the New York Stock Exchange, on the stock exchange or over-the-counter market on which Shares are principally trading), on the date of measurement, and if there were no trades on such measurement date, on the first day on which a trade occurs next succeeding such measurement date; provided that for purposes of determining the amount payable with respect to an Award in connection with a Change of Control pursuant to Article 17, the Fair Market Value of a Share shall be not less than the value of the consideration to be paid for a Share pursuant to the terms of the transaction constituting the Change of Control, as determined by the Committee. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, or for purposes of determining the Fair Market Value of securities or other property other than Shares, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(u)            “Glencore” means Glencore plc or any of its subsidiaries, affiliates, successors or assigns.

(v)            “Good Reason” shall have the meaning set forth in the applicable Award Agreement and, in the absence of such definition in the applicable Award Agreement, the determination of whether a Participant resigned or his or her employment was terminated for Good Reason shall be made based upon the terms of an Other Agreement or Executive Severance Plan as applicable to the Participant which defines “Good Reason” (or words of similar meaning). If the Participant is not a participant in the Executive Severance Plan, and the Participant’s Award Agreement does not define the term “Good Reason”, any provision of this Plan that applies to a resignation for Good Reason shall not apply to such Participant.

(w)            “Grant Date” means the date on which the Committee approves the grant of an Award by Committee action or such later date as specified in advance by the Committee.

(x)            “Grant Price” means the price used to determine whether there is any payment due upon exercise of the SAR. The Grant Price of any SAR will be at least the greater of the Fair Market Value of a Share at the time the grant is effective or the par value of a Share.

(y)            “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

(z)            “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

(aa)          “Non-Tandem SAR” means an SAR that is granted independently of any Option, as described in Article 7.

(bb)         “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

(cc)          “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option. The Option Price will be at least the greater of the Fair Market Value of a Share at the time the grant is effective or the par value of a Share.

(dd)         “Other Agreement” means either (i) an applicable employment or other written agreement between the Company and a Participant or (ii) an applicable employment or other written agreement between an Affiliate or a Subsidiary and a Participant

(ee)         “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

(ff)           “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

(gg)         “Performance Measures” means measures on which the performance goals are based.

(hh)         “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(ii)            “Performance Stock Unit” means an Award under Article 9 and subject to the terms of this Plan, denominated in units (and no Shares are actually awarded to the Participant on the Grant Date), the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

(jj)            “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion).

(kk)          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(ll)            “Plan” means this Century Aluminum Company 2025 Incentive Plan, as amended from time to time.

(mm)        “Plan Year” means a twelve-month period beginning with January 1 of each year; provided, however, that the initial plan year shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs.

(nn)         “Qualifying Termination” means a termination of a Participant's employment by the Company or a Subsidiary without Cause or a termination of employment for Good Reason, in either case as determined under the definition of Cause or Good Reason set forth in the applicable Award Agreement, provided that, in the absence of such definitions in the applicable Award Agreement, the determination of whether a Participant’s employment was terminated for Cause or for Good Reason shall be made based upon the terms of an Other Agreement or Executive Severance Plan as applicable to the Participant which define termination for “Cause" or "Good Reason" (or words of similar meaning).

(oo)         “Restricted Stock” means an Award under Article 8 and subject to the terms of this Plan, denominated in fully paid Shares.

(pp)         “Restricted Stock Unit” means an Award under Article 8, and subject to the terms of this Plan denominated in units (and no Shares are actually awarded to the Participant on the Grant Date).

(qq)         “Retirement” shall have the meaning set forth in the applicable Award Agreement and, in the absence of such definition in the applicable Award Agreement, the term shall have meaning as set forth in an Other Agreement or Executive Severance Plan as applicable to the Participant which defines “Retirement” (or words of similar meaning).

(rr)           “Section 16 Insider” means an individual who is, on the relevant date, an executive officer or Director of the Company as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.

(ss)          “Share” means a registered share of common stock of the Company, par value $.01 per share, or such other par value as may be in effect from time to time.

(tt)           “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7.

(uu)         “Subsidiary” means any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code.

(vv)         “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

Article 3
Administration

3.1            General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2            Authority of the Committee.

(a)            Discretionary Authority. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions (including the terms and conditions set forth in Award Agreements), granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of this Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including accelerating the vesting of any Award or extending the post-termination exercise period of an Award (subject to the limitations of Code Section 409A), and any other modifications or amendments that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

(b)            Settlement of Awards. To the extent determined by the Committee, any Award may be settled in whole or in part in cash rather than Shares, regardless of whether the Award Agreement specified settlement in Shares. The Committee may arrange for payment to be made on the Participant’s behalf as part of an Award or otherwise.

(c)            Board and Committee Action. Notwithstanding the foregoing, members of the Board or the Committee who are either eligible for Awards or have been granted Awards may vote on any and all matters, including matters affecting the administration of this Plan or the grant of Awards pursuant to this Plan. However, no such member shall act upon the granting of a specific Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

(d)            Awards to Non-employee Directors. Notwithstanding the foregoing, the amount, form, and timing of the grant of Awards to non-employee Directors shall be determined by the Board unless the Board otherwise delegates any or all of these functions to a committee or committees of the Board.

3.3            Delegation. The Committee may delegate to one or more of its members or to one or more officers or committees of the Company, and/or its Subsidiaries and Affiliates, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Section 16 Insider; (ii) the resolution providing such authorization shall set forth the total number of Shares, the total dollar value, or a combination of both, with respect to which such officer(s) may grant Awards; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4            One-Year Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Awards assumed by the Company pursuant to Section 4.3(c), (ii) Shares delivered in lieu of fully vested cash Awards, and (iii) Awards to non-employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.3); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

3.5            No Repricing. Notwithstanding anything herein to the contrary, the Committee shall have no authority to reduce the exercise price of any Option (including any ISO) or any SAR. No Option (including any ISO) or SAR granted under this Plan may be surrendered to the Company for cancellation or as consideration for the grant of a new Option or SAR with a lower exercise price than the Option or SAR so surrendered or exchanged without the approval of the Company’s stockholders, and no repricing of an Option or SAR shall be permitted without the approval of the Company’s stockholders as required under the rules of any stock exchange on which Shares are listed, except in accordance with Section 4.3 and Article 18 related to an adjustment in the number of Shares and Article 17 in the event of a Change in Control. No Option (including any ISO) or SAR granted under this Plan may be exchanged or surrendered for cash or other consideration that exceeds the excess of the Option Price or Grant Price over the FMV of the Shares at the time of the transaction.

Article 4
Shares Subject to This Plan and Maximum Awards

4.1            Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.3 and the Share counting provisions below, as of the Effective Date, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan, shall be 5,519,839 less one Share for every one Share subject to an award granted under the Prior Plan after March 1, 2025 and prior to the Effective Date.1 The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be 5,519,839 Shares. The Company will issue new Shares either based on the Company’s conditional or authorized capital or it may, in its full discretion, deliver treasury Shares, Shares available on the open market, or otherwise existing Shares.

1 The 5,519,839 shares reflects 1,681,839 shares that remained available for grant under the Prior Plan as of March 1, 2025, plus 3,838,000 newly authorized shares.

4.2            Share Usage. Any Shares related to Awards, whether granted under this Plan or the Prior Plan, that at any time on or after March 1, 2025, terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares (including but not limited to settlement of an Award at less than the target number of shares), are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares for Awards not involving Shares, shall be available again (or, with respect to awards granted under the Prior Plan, shall be added to the shares available) for grant under this Plan. Shares related to Awards, whether granted under this Plan or the Prior Plan, that at any time after March 1 are used to pay the withholding taxes related to any outstanding Award other than an Option or Stock Appreciation Right shall be available again (or, with respect to awards other than options or stock appreciation rights granted under the Prior Plan, shall be added to the shares available) for grant under this Plan. Notwithstanding the foregoing, after March 1, 2025, the following Shares shall not be recredited to this Plan’s reserve and may not again be used for new Awards under this Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, (b) Shares used to pay the exercise price or withholding taxes related to any outstanding Option or Stock Appreciation Right, or (c) Shares reacquired by the Company with the amount received upon exercise of an Option.

4.3            Adjustments in Authorized Shares.

(a)            In the event of any corporate event or transaction (including, but not limited to, a change in the authorized number of Shares of the Company or the capitalization of the Company) such as an amalgamation, a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, division, consolidation or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of issued Shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards. In any such case, in making such substitution or adjustment, the Committee may also (or in lieu of the foregoing) make provision for a cash payment with respect to outstanding Awards.

(b)            The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards that are otherwise permissible under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c)            Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any amalgamation, merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44 or subsequent accounting guidance), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5
Eligibility and Participation

5.1            Eligibility. Individuals eligible to participate in this Plan include all Employees and non-employee Directors.

5.2            Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

5.3            Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if such Participant is placed on military or sick leave or such other leave of absence which is treated by the Company as continuing intact the employment relationship with the Company, any Subsidiary or any Affiliate. In such a case, the employment relationship shall be deemed to continue until the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or contract.

5.4            Transfer of Service. Notwithstanding any other provision of this Plan to the contrary, for purposes of Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if the Participant’s status as an Employee or non-employee Director terminates and the Participant is then, or immediately thereafter becomes, an eligible individual due to another status or relationship with the Company, any Subsidiary or any Affiliate. In the event a Participant ceases to be an Employee or a non-employee Director but continues immediately thereafter to provide services to the Company, a Subsidiary or an Affiliate as a consultant, an Employee or a non-employee Director, any Award will continue to vest in accordance with its terms as if the Participant had not terminated until the Participant is no longer providing services to the Company, unless otherwise determined by the Committee.

5.5            Termination of Employment. The Committee shall have the discretion to determine whether any corporate event or transaction that results in the sale, spinoff or transfer of a Subsidiary, Affiliate, business group, operating unit, division, or similar organization constitutes a termination of employment (or services), and, if so, the effective date of such termination, for purposes of Awards granted under this Plan.

Article 6
Stock Options

6.1            Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted and defined under Code Sections 422 and 424).

6.2            Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, subject to Section 3.4, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3            Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date (other than with respect to Options issued in accordance with Section 4.3(c)). With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, any Subsidiary, or any Affiliate, the Option Price of Shares subject to an ISO shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the ISO’s Grant Date. In any event, the Option Price shall not be less than the aggregate par value of the Shares covered by the Option.

6.4            Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine when the Committee approves the grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date provided, however, an Option (other than an ISO) shall remain exercisable within one year following a Participant’s death even if later than the expired term of such Option. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any Subsidiary, or an Affiliate, no such ISO shall be exercisable later than the day before the fifth (5th) anniversary of the Grant Date.

6.5            Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Notwithstanding the foregoing, the Fair Market Value of Shares, determined as of the Grant Date, as to which ISOs are exercisable for the first time by any Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). The portion of any ISOs that become exercisable in excess of such amount, or that are exercised by a Participant more than three months (12 months in the case of Disability) after the Participant has ceased to be an Employee of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424) shall be deemed Nonqualified Stock Options.

6.6            Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee or its delegate, or by complying with any alternative procedures which may be authorized by the Committee or its delegate, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable, in full, to the Company, under any of the following methods as determined by the Committee or its delegate, in its sole discretion: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) to the Company previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a simultaneous exercise of the Option and sale of the Shares issuable upon such exercise pursuant to a broker-assisted transaction or other similar arrangement, and use of the proceeds from such sale as payment of the purchase price of such Shares (and withholding taxes) in accordance with the cashless exercise program adopted by the Committee or its delegate pursuant to Section 220.3(e) (4) of Federal Reserve Board Regulation T; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee or its delegate in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee or its delegate, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7            Other Restrictions. The Committee may impose such restrictions on Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8            Termination of Employment, Service as a Non-employee Director. Each Participant’s Award Agreement shall set forth the extent to which the Option will vest and Participant shall have the right to exercise the Option following termination of the Participant’s employment or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3, 5.4, 11.2 and, as applicable, Article 17. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.

6.9            Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

Article 7
Stock Appreciation Rights

7.1            Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement. Notwithstanding the foregoing, the Grant Price of a Non-Tandem SAR on the Grant Date shall be at least equal to the greater of one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date or the par value of the Shares (other than with respect to SARs issued in accordance with Section 4.3(c)). The Grant Price of a Tandem SAR on the Grant Date shall equal the Option Price of the related Option.

7.2            SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, subject to Section 3.4, the conditions upon which the SAR shall become vested and exercisable, and such other provisions as the Committee shall determine.

7.3            Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and no SAR shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date, except as otherwise provided in Section 7.7(a).

7.4            Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, and has not yet been exercised. Notwithstanding the foregoing: (i) a Tandem SAR granted in connection with an ISO shall expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares covered by the Option exceeds the Option Price of the Option.

7.5            Exercise of Non-Tandem SARs. Non-Tandem SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6            Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)            The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, fully paid Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.

7.7            Termination of Employment, Service as a Non-employee Director. Each Award Agreement shall set forth the extent to which the SAR will vest and the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3, 5.4, 11.2 and, as applicable, Article 17. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.

7.8            Other Restrictions. The Committee may impose such restrictions on Shares acquired pursuant to the exercise of an SAR granted under this Article 7 as it may deem advisable or desirable including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 8
Restricted Stock and Restricted Stock Units

8.1            Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually issued until the expiration of the Period of Restriction. Upon the expiration of the Period of Restriction with respect to an Award of Restricted Stock Units, one fully paid Share shall be issued with respect to each vested Restricted Stock Unit, which shall fully settle and satisfy the Company’s obligations with respect to such Restricted Stock Unit, subject to the authority of the Committee in its discretion to settle all or a portion of vested Restricted Stock Units by a cash payment equal to the Fair Market Value of a Share.

8.2            Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction (subject to Section 3.4), the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3            Other Restrictions. The Committee may impose such restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Article 8 as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals (including as determined under Section 9.4), time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

8.4            Voting Rights; Dividends and Dividend Equivalents. Unless otherwise set forth in a Participant’s Award Agreement and permitted by Applicable Law, a Participant holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. Any right to dividends and/or dividend equivalents shall be subject to Article 14.

8.5            Termination of Employment, Service as a Non-employee Director. Each Award Agreement shall set forth the extent to which the restrictions placed on Restricted Stock and/or Restricted Stock Units shall lapse following termination of the Participant’s employment with or services to the Company, its Affiliates and/or its Subsidiaries, as the case may be, subject to Sections 5.3, 5.4, 11.2 and, as applicable, Article 17. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any.

8.6            Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9
Performance Stock Units

9.1            Grant of Performance Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Stock Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2            Performance Stock Unit Agreement. Each Performance Stock Unit grant shall be evidenced by an Award Agreement that shall specify the number of Performance Stock Units granted, the applicable Performance Period (subject to Section 3.4), and such other terms and provisions as the Committee shall determine.

9.3            Value of Performance Stock Units. Each Performance Stock Unit shall have an initial value that is established by the Committee at the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Stock Units that will be paid out to the Participant.

9.4            Earning of Performance Stock Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Stock Units shall be entitled to receive payout on the value and number of Performance Stock Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding performance goals have been achieved. The Committee shall have the sole discretion to adjust the determinations of the value and degree of attainment of the pre-established performance goals including the discretion to reduce the amount of the Award that would otherwise vest or be paid based on the achievement of the performance goals. The Committee shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the pre-established performance goals. The provisions of Section 9.4 shall also apply to any other Award granted pursuant to this Plan, the terms of which provide that vesting or payment is dependent upon the achievement of performance goals.

9.5            Form and Timing of Payment of Performance Stock Units. Payment of earned Performance Stock Units shall be as determined by the Committee, in its sole discretion. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Stock Units in the form of cash or in fully paid Shares (or in a combination thereof) equal to the value of the earned Performance Stock Units at the end of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.

9.6            Voting Rights; Dividends and Dividend Equivalents. A Participant shall have no voting rights with respect to any Performance Stock Units granted hereunder. Any right to dividends and/or dividend equivalents shall be subject to Article 14.

9.7            Termination of Employment, Service as a Non-employee Director. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive payment for any Performance Stock Units following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3, 5.4, 11.2 and, as applicable, Article 17. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Stock Units issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any.

Article 10
Cash-Based Awards and Other Stock-Based Awards

10.1            Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2            Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine (including but not limited to Section 3.4 and Article 14, as applicable). Such Other Stock-Based Awards may involve the transfer of actual fully paid Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3            Cash-Based Award or Stock-Based Award Agreement. Each Cash-Based Award or Other Stock-Based Award grant shall be evidenced by an Award Agreement that shall specify the amount of the Cash-Based Award or Other Stock-Based Award granted and such other terms and provisions as the Committee shall determine; provided that no Award Agreement shall provide for the issuance of Shares except on a fully paid basis.

10.4            Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met, and provided the cash or services received by the Company in exchange for Shares shall have a value not less than the aggregate par value of any Shares issued as part of such Other Stock-Based Award.

10.5            Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or fully paid Shares as the Committee determines.

10.6            Termination of Employment, Service as a Non-employee Director. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be, subject to Sections 5.3, 5.4, 11.2 and, as applicable, Article 17. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any.

10.7            Other Restrictions. The Committee may impose such restrictions on any Shares related to Cash-Based Awards or Other Stock-Based Awards granted under this Article 10 as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Cash-Based Awards or Other Stock-Based Awards.

Article 11
Forfeiture of Awards.

11.1            General. The Committee in granting any Award shall have the full power and authority to determine whether, to what extent and under what circumstances such Award shall be forfeited, cancelled or suspended. Any such forfeiture shall be effected by the Company in such manner and to such degree as the Committee, in its sole discretion, determines, and will in all events (including as to the provisions of this Article 11) be subject to the Applicable Laws. The Committee may specify in an Award Agreement or policy that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture (including repurchase of Shares for nominal consideration), or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, a Participant’s (a) termination for Cause, (b) violation of an agreement with the Company, (c) fraud, illegality or misconduct, or (d) breach of any noncompetition, nonsolicitation or confidentiality agreement, or as required by Applicable Law.

11.2            Recoupment and Clawback Policies. Notwithstanding anything in this Article 11, all Awards granted under this Plan shall be subject to the Company’s recoupment and clawback policies in effect from time to time, including but not limited to the Company’s Incentive Compensation Recoupment Policy, which policies require reduction, cancellation or forfeiture of Awards or reimbursement or repayment to the Company of any gain or earnings related to an Award under certain circumstances.

Article 12
Transferability of Awards

12.1            Transferability. Except as provided in Section 12.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative. Except as permitted by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

12.2            Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 12.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 13
Director Awards

The terms and conditions of any grant to any non-employee Director shall be set forth in an Award Agreement and shall be otherwise subject to this Plan. Notwithstanding any other provision of the Plan to the contrary, in no event may the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee Director during any single calendar year, when added to the total cash compensation paid to such director for services rendered as a non-employee Director for such calendar year, exceed $750,000, provided, however, that the limitation that shall apply in any calendar year in which a non-employee Director (i) is initially appointed or elected to the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairperson of the Board shall be $1,000,000 for such non-employee Director. For the avoidance of doubt, any compensation that is deferred by a non-employee Director shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

Article 14
Dividends and Dividend Equivalents

The Committee shall determine the extent to which a Participant who is granted Restricted Stock shall have the right to receive dividends declared on the Restricted Stock during the Period of Restriction, and the extent to which Participants who receive Restricted Stock Units, Options, SARs, Performance Stock Units, or Other Stock Based Awards shall be granted the right to additional compensation (“dividend equivalents”) based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividends or dividend equivalents shall be paid in or converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. The crediting of dividends or dividend equivalents shall be subject to the following additional rules and limitations:

(a)            Any crediting of dividends or dividend equivalents shall be subject to the same restrictions and conditions as the underlying Award and shall only be paid to the extent the Award vests.

(b)            Dividends or dividend equivalents with respect to any Award subject to the achievement of performance goals shall only be paid to the extent the Award vests and the performance goals are achieved, and dividends or dividend equivalents with respect to any Award subject to a time-based vesting schedule shall only be paid to the extent the Award vests.

(c)            Options and Stock Appreciation Rights under this Plan may not provide for any dividends or dividend equivalents thereon.

Article 15
Beneficiary Designation

To the extent permitted by the Committee, each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative, as determined by the Committee, in its sole discretion.

Article 16
Rights of Participants

16.1            Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a non-employee Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Article 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2        Participation. No individual shall have the right to be selected to receive an Award under this Plan. In addition, the receipt of any Award shall not create a right to receive a future Award.

16.3        Rights as a Stockholder. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the registered holder of such Shares.

Article 17
Change in Control

17.1        General. Notwithstanding any other provision of this Plan to the contrary and except as provided by the Committee in the applicable Award Agreement, the provisions of this Article 17 shall apply in the event of a Change in Control.

17.2        Vesting if No Substitute Award. Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 17.3 (a “Substitute Award”) is provided to the participant pursuant to Section 4.3 and Article 18 to replace an outstanding Award (the “Substituted Award”):

(a)            Each Option and SAR then outstanding shall become fully vested and exercisable, provided that in the case of any Option or SAR with an Option Price or Grant Price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; and

(b)            Each Award held by a Participant in the Plan subject only to vesting conditions based on the passage of time shall be fully vested and each Award subject to performance objectives shall be fully vested and the amount earned and payable shall be determined as provided in the applicable Award Agreement or, in the absence of a provision if the Award Agreement, in an amount equal to the target Award.

17.3         Substitute Awards. An Award shall meet the conditions of this Section 17.3 (and qualify as a Substitute Award) if:

(a)            it has a value at least equal to the value of the Substituted Award;

(b)            it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c)            its other terms and conditions are not less favorable to the participant than the terms and conditions of the Substituted Award (including the double-trigger vesting provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 17.4 below).

Without limiting the generality of the foregoing, the Substitute Award may take the form of a continuation of the Substituted Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 17.3 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

17.4            Double Trigger Vesting of Substitute Awards. In the event that a Participant has a Qualifying Termination during the Change in Control Protection Period, all outstanding awards or Substitute Awards held by the participant to the extent not vested as of such Qualifying Termination shall become fully vested, and if applicable, exercisable and free of restrictions; provided, that the amount earned and payable under any Award subject to performance objectives shall be determined as provided in the applicable Award Agreement., or if not so determined in the Award Agreement, in an amount equal to the target Award.

Article 18
Amendment, Modification, Suspension, and Termination

18.1            Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part, subject to any requirement of stockholder approval imposed by Applicable Law.

18.2            Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 and 17.1) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Notwithstanding the foregoing, the Committee shall not, directly or indirectly, reduce the Option Price of an Option or Grant Price of an SAR unless such reduction is permitted by Section 3.5 and satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) (if applicable) or other Applicable Law.

18.3            Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 4.2, Article 17 and Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4            Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under this Plan without further consideration or action.

Article 19
Withholding

19.1            General. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2            Specific Awards. The deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash. In the case of the exercise of Options or payments of Awards in Shares, the Award Agreement shall require the amount of any taxes required to be withheld to be paid in cash prior to receipt of such Shares, or alternatively, the Company may require or permit the Participant to elect to have withheld a number of Shares, or deliver such number of previously acquired Shares, the Fair Market Value of which does not exceed the maximum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment.

Article 20
Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, amalgamation, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21
General Provisions

21.1            Effect of Other Agreements. To the extent provided in an Award Agreement or otherwise determined by the Committee (regardless of the terms of the Other Agreement), and subject to Section 3.4, the terms of an Other Agreement may be deemed incorporated into the Award Agreement, and may alter the definition of Cause, Good Reason, Retirement or Change in Control, the treatment of the Award upon a termination of employment or service or a Change in Control, or any other provisions relating to vesting or lapse of forfeiture provisions, provided that Award, as so altered, could have been granted under this Plan without violating any term of this Plan or any Applicable Law

21.2            Right of Offset. The Company, any Subsidiary, or an Affiliate may, to the extent permitted by Applicable Law, deduct from and set off against any amounts the Company, any Subsidiary, or an Affiliate, as the case may be, may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, any Subsidiary, or an Affiliate, as the case may be, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 21.2.

21.3            Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.4            Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.5         Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.6         Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or stock exchange as may be required.

21.7         Securities Law Compliance. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

21.8         Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)            Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)            Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.9        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.10       Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.11       Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or non-employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)            Determine which Employees and/or non-employee Directors outside the United States are eligible to participate in this Plan;

(b)            Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(c)            Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.11 by the Committee shall be attached to this Plan document as appendices; and

(d)            Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

21.12      Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by Applicable Laws.

21.13      Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, any Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, any Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.14      No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.15      Deferred Compensation; Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and Awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to participants in the Plan. This Plan and Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a Participant in the Plan nor any of a Participant's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant's benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

If, at the time of a Participant's separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month after such six-month period or death.

Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and Awards granted hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant in the Plan shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's account in connection with this Plan and Awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control satisfies the requirements for a change in the ownership or effective control of the Company under Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. Each “payment” (as defined by Section 409A of the Code) made under the Plan shall be considered a “separate payment” for purposes of Section 409A of the Code.

21.16            Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.17            No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s, any Subsidiary’s, or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to amalgamate, merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company, any Subsidiary, or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.18            Governing Law. This Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.19            Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or any Subsidiary or member of a Company committee to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation, by-laws or its organizational regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.